Exhibit 99.1


           C&D Technologies Announces Third Quarter Financial Results

BLUE BELL, PA - December 7, 2006 - C&D Technologies, Inc. (NYSE: CHP), a leading North American producer and marketer of electrical power storage and conversion systems used in telecommunications, industrial and motive applications, today announced financial results for the third quarter ended October 31, 2006.

For the third quarter, the Company reported a net loss of $21.7 million, or 85 cents per diluted share, on revenues of $130.7 million. This compared to a net loss of $60 million, or $2.36 per diluted share, in the prior year's third quarter, on revenues of $127 million. Results for the third quarter of fiscal 2007 included a non cash goodwill impairment charge of $13.9 million, $1.5 million in costs and unabsorbed overhead associated with the closure of the Company's Motive Power Division Huguenot facility and approximately $600,000 of severance costs associated with cost reduction efforts in the Power Electronics Division-principally related to the recently announced closure of the Company's Portland facility. Results for the third quarter of fiscal 2006 included $35.8 million of non cash impairment charges associated with goodwill, intangible and fixed asset write-offs.

In commenting on the financial results for the third quarter, Dr. Jeffrey A. Graves, President and CEO of the Company, said, "During the third quarter, our results were again pressured by raw material costs as lead soared to historic levels. We estimate that the increased cost of lead, the primary raw material for our Standby Power and Motive Power divisions, negatively impacted operating profits, net of pricing recoveries and benefits from hedging, by over $2 million on a year-over-year basis and by over $3 million against our most recent second quarter. We continue to address this commodity challenge through a combination of pricing actions, including the recent implementation of a new lead surcharge mechanism to help counter the volatility of the lead markets, hedging and related sourcing activities."

Dr. Graves continued, "After quarter end, we announced two significant strategic initiatives. We stabilized our capital structure with the completion of a $54.5 million convertible debt offering. Proceeds were substantially used to repay our second lien term loan and related fees and expenses associated with the offering. The refinancing lowers our annual interest burden by approximately $3.5 million and eliminated certain restrictive monthly financial covenants that were previously in place. In addition, we announced that we are exploring strategic alternatives for our Power Electronics Division, including possible divestiture of that business. We believe that these actions will position C&D as directly focused on the fast growing energy storage market, and will provide additional capital to improve our balance sheet, funding for important cost reduction opportunities and the flexibility to invest in new energy storage technologies and growth."

Standby  Power:
In the third quarter, the Standby Power Division reported net sales of $68.8 million, down 1.6% from $69.9 million in the third quarter of fiscal 2006. Operating income of $1.7 million was down from $4.8 million in last year's third quarter.

In commenting on Standby Power Division results, Dr. Graves said, "Standby Power's third quarter results were negatively impacted by lead costs, with average London Metal Exchange ("LME") prices escalating to approximately 61 cents per pound this quarter against 43 cents per pound in the third quarter of fiscal 2006 and 48 cents per pound in the second quarter of this fiscal year. Including benefits from hedging and pricing actions, unrecovered higher lead costs negatively impacted operating income for Standby Power by slightly over $2 million against last years third quarter. In addition, the delay of several large customer orders from late Q3 into Q4, and prior year volume strength from Hurricane Katrina related orders, resulted in a slight volume decrease on a year-over-year basis."

"While the third quarter results were disappointing, we remain confident in Standby's growth prospects and value proposition. We have industry-leading energy storage technology, leading market share in North America and strong support from world-class customers in fast-growing end markets like telecommunications, UPS, and Cable TV. With the benefit of recent pricing actions still to be realized and significant cost reduction opportunities to be attacked, we expect to deliver improving results from this business going forward."

Motive Power:
In the third quarter, the Motive Power Division posted total net sales of $14.6 million, up 5.7% year over year from $13.8 million in the third quarter of fiscal 2006. The Division's operating loss, which included $1.5 million of costs and unabsorbed overheads associated with the closure of Huguenot, increased to $3.4 million in the fiscal 2007 third quarter, from $1.8 million in the prior year's third quarter. Higher warranty costs related to product manufactured in the early 2000's negatively impacted third quarter results by approximately $900,000, compared to the third quarter of fiscal 2006.

Dr. Graves stated, "The closure of Huguenot is behind us with the close of Q3 and we can now look forward to improving the performance of this Division as we continue our turnaround plan. We believe that the transition of Motive manufacturing to modern low-cost facilities with the elimination of a significant fixed overhead burden, combined with other cost reduction initiatives and a strong focus on product quality through our Six Sigma program, significantly improves our cost structure to allow us to more effectively compete in this market."

Power Electronics Division:
In the third quarter, the Power Electronics Division posted total net sales of $47.3 million, up 9.4% on a year-over-year basis from $43.3 million. Operating loss for the quarter was $15.7 million, compared to $40.8 million in last year's third quarter. In the third quarter of fiscal 2007, operating loss included a non cash goodwill impairment charge of $13.9 million, approximately $600,000 of severance and other costs related to the closure of the Portland design center and approximately $200,000 of contact manufacturer transition costs, while last year's third quarter included approximately $35.8 million of non-cash impairment charges, $2.4 million in inventory write-offs of non-RoHS product and approximately $770,000 in acquisition related integration costs.

Dr. Graves commented, "Year-over-year, the third quarter reflected solid revenue growth and better year-over-year operating performance in the Power Electronics Division. While results were down against the second quarter reflecting customer push-outs and some softness in certain end markets, overall we continue to be encouraged by customer support that validates our premise that PED has excellent product design capability, a terrific customer base, and a strong, low-cost manufacturing footprint. Our transition to new Asian contract manufacturers is near completion and is beginning to drive cost improvements. Furthermore, the closure of our Portland facility is expected to deliver approximately $5 million of additional annual cost savings, with initial benefits beginning in the fourth quarter and the full impact seen in Q1 of next year. Both of these initiatives serve PED well in enhancing the Division's profitability and the attractiveness of this asset."

Dr. Graves concluded, "Last week, C&D celebrated its 100th anniversary as a company, and it's 10th anniversary of listing on the New York Stock Exchange, by ringing the closing bell to end the week of trading. C&D was founded in 1906 as an innovator in energy storage technology, and since that time has grown to become North America's largest provider of back-up power. We are confident that we have the products, customers, leadership, capital base, and strategic plan to carry us forward. With growth in our core markets and an improving cost structure in our business we are excited about the future of our company."

Conference call: C&D management will host a conference call to discuss these financial results on Friday, December 8, 2006 at 9:00 a.m. Eastern Time. Those parties interested in participating in the conference call via telephone should dial 706-679-4521 and enter conference ID number 4001263. A telephone replay of the conference call will begin immediately following the call and will be available through December 15, 2006 at midnight Eastern Time. To access the rebroadcast, please dial 800-642-1687 (706-645-9291 for international callers) and enter code 4001263. A webcast of the conference call will also be available at http://www.cdtechno.com.

About C&D Technologies:
C&D Technologies, Inc. provides solutions and services for the switchgear and control (utility), motive (material handling), telecommunications, and uninterruptible power supply (UPS) as well as emerging markets such as solar power. C&D Technologies engineers, manufactures, sells and services fully integrated reserve power systems for regulating and monitoring power flow and providing backup power in the event of primary power loss until the primary source can be restored. Through our Power Electronics Division, we manufacture and market custom, standard and modified-standard electronic power supply systems, including DC to DC converters, for large OEMs of telecommunications and networking equipment, as well as office and industrial equipment. The division also manufactures power conversion products sold into military and CATV applications as well as digital panel meters and data acquisition components. C&D Technologies' unique ability to offer complete systems, designed and produced to high technical standards, sets it apart from its competition. C&D Technologies is headquartered in Blue Bell, PA. For more information about C&D Technologies, visit http://www.cdtechno.com.

Forward-looking Statements:
This press release may contain forward-looking statements (within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934), which are based on management's current expectations and are subject to uncertainties and changes in circumstances. Words and expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Factors that appear with the forward-looking statements, or in the company's Securities and Exchange Commission filings (including without limitation the company's annual report on Form 10-K for the fiscal year ended January 31, 2006, or the quarterly and current reports filed on Form 10-Q and Form 8-K thereafter), could cause the company's actual results to differ materially from those expressed in any forward-looking statements made herein.

                     C&D TECHNOLOGIES, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                    (Dollars in thousands, except par value)
                                   (UNAUDITED)

                                                                                  October 31,      January 31,
                                                                                      2006             2006
==============================================================================================================
ASSETS
Current assets:
   Cash and cash equivalents                                                      $    13,671      $    25,693
   Accounts receivable, less allowance for doubtful accounts
     of $1,982 and $2,889                                                              82,315           78,420
   Inventories, net                                                                    90,336           83,803
   Deferred income taxes                                                                3,493            3,430
   Prepaid taxes                                                                        6,583            6,838
   Other current assets                                                                 9,131            8,892
--------------------------------------------------------------------------------------------------------------
     Total current assets                                                             205,529          207,076

Property, plant and equipment, net                                                     99,889           91,041
Goodwill                                                                               68,243           81,451
Intangible and other assets, net                                                       36,033           38,450
Deferred income taxes                                                                     374              401
--------------------------------------------------------------------------------------------------------------
     TOTAL ASSETS                                                                 $   410,068      $   418,419
==============================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Current portion of long-term debt                                              $     5,474      $     1,038
   Accounts payable                                                                    45,516           50,199
   Book overdrafts                                                                      3,134               71
   Accrued liabilities                                                                 26,425           23,440
   Other current liabilities                                                           30,384           35,578
--------------------------------------------------------------------------------------------------------------
     Total current liabilities                                                        110,933          110,326

Deferred income taxes                                                                  12,509           11,660
Long-term debt                                                                        145,465          133,067
Other liabilities                                                                      34,484           24,051
--------------------------------------------------------------------------------------------------------------
     Total liabilities                                                                303,391          279,104
--------------------------------------------------------------------------------------------------------------

                     C&D TECHNOLOGIES, INC. AND SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEETS (continued)
                    (Dollars in thousands, except par value)
                                   (UNAUDITED)

                                                                                 October 31,    January 31,
                                                                                     2006          2006
===========================================================================================================
Commitments and contingencies

Minority interest                                                                     8,304           8,498

Stockholders' equity:
Common stock, $.01 par value, 75,000,000 shares
 authorized; 29,040,960 and 28,828,428 shares issued and 25,647,442 and
25,448,326 outstanding,  respectively                                                   291             288
Additional paid-in capital                                                           73,972          72,599
Unearned stock grant compensation                                                       197              --
Treasury stock, at cost 3,393,518 and 3,380,102 shares, respectively                (47,127)        (47,094)
Accumulated other comprehensive loss                                                (11,542)        (11,876)
Retained earnings                                                                    82,582         116,900
-----------------------------------------------------------------------------------------------------------
     Total stockholders' equity                                                      98,373         130,817
-----------------------------------------------------------------------------------------------------------
     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                   $ 410,068       $ 418,419
===========================================================================================================

                     C&D TECHNOLOGIES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                  (Dollars in thousands, except per share data)
                                   (UNAUDITED)

                                                        Three months ended               Nine months ended
                                                            October 31,                      October 31,
                                                        2006            2005            2006            2005
==============================================================================================================
NET SALES                                            $ 130,707       $ 126,966       $ 392,304       $ 372,863
COST OF SALES                                          112,695         109,167         331,964         309,876
--------------------------------------------------------------------------------------------------------------
GROSS PROFIT                                            18,012          17,799          60,340          62,987

OPERATING EXPENSES:
   Selling, general and administrative expenses         14,663          15,582          45,621          46,606
   Research and development expenses                     6,888           6,329          21,584          18,853
   Identifiable intangible asset impairment                 --          20,045              --          20,045
   Goodwill impairment                                  13,947          13,674          13,947          13,674
--------------------------------------------------------------------------------------------------------------
OPERATING LOSS                                         (17,486)        (37,831)        (20,812)        (36,191)
--------------------------------------------------------------------------------------------------------------
Interest expense, net                                    3,256           2,568           9,656           6,881
Other expense (income), net                                439             (23)            869              33
--------------------------------------------------------------------------------------------------------------
LOSS BEFORE INCOME TAXES AND MINORITY INTEREST         (21,181)        (40,376)        (31,337)        (43,105)
--------------------------------------------------------------------------------------------------------------
Provision for income taxes                                 575          19,613           3,000          17,706
--------------------------------------------------------------------------------------------------------------
LOSS BEFORE MINORITY INTEREST                          (21,756)        (59,989)        (34,337)        (60,811)
--------------------------------------------------------------------------------------------------------------
Minority interest                                          (55)             (6)           (371)           (169)
--------------------------------------------------------------------------------------------------------------
   NET LOSS                                          $ (21,701)      $ (59,983)      $ (33,966)      $ (60,642)
==============================================================================================================
Net loss per common share - basic                    $   (0.85)      $   (2.36)      $   (1.33)      $   (2.39)
==============================================================================================================
Net loss per common share - diluted                  $   (0.85)      $   (2.36)      $   (1.33)      $   (2.39)
==============================================================================================================
Dividends per share                                  $      --       $ 0.01375       $ 0.01375       $ 0.04125
==============================================================================================================

                     C&D TECHNOLOGIES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Dollars in thousands)
                                   (UNAUDITED)

                                                                                      Nine months ended
                                                                                          October 31,
                                                                                     2006             2005
============================================================================================================
Cash flows from operating activities:
 Net loss                                                                        $  (33,966)      $  (60,642)
 Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
 Minority interest in net loss of consolidated subsidiary                              (371)            (169)
 Stock based compensation                                                               197               --
 Depreciation and amortization                                                       14,714           17,520
 Impairment of fixed assets and long-lived assets                                        --            2,160
 Impairment of goodwill                                                              13,947           13,674
 Impairment of intangible assets                                                         --           20,045
 Deferred income taxes                                                                  809           11,764
 (Gain) loss on disposal of assets                                                      (38)             208
 Annual retainer to Board of Directors paid by the issuance of common stock             224              199
 Changes in:
   Accounts receivable and other receivable                                          (3,328)          (4,209)
   Inventories                                                                       (5,930)          (4,884)
   Other current assets                                                                (686)          (1,405)
   Accounts payable                                                                  (5,077)          10,075
   Accrued liabilities                                                                2,730            4,657
   Income taxes payable                                                                 100            1,556
   Other current liabilities                                                         (1,750)           2,555
   Other liabilities                                                                  6,133            1,246
   Other long-term assets                                                                83              467
   Other, net                                                                          (923)           2,963
------------------------------------------------------------------------------------------------------------
     Net cash (used in) provided by operating activities                            (13,132)          17,780
------------------------------------------------------------------------------------------------------------
Cash flows provided (used in) by investing activities:
 Acquisition of property, plant and equipment                                       (19,553)          (5,101)
 Proceeds from disposal of property, plant and equipment                                 54               74
------------------------------------------------------------------------------------------------------------
     Net cash used by investing activities                                          (19,499)          (5,027)
------------------------------------------------------------------------------------------------------------
Cash flows provided (used in) by financing activities:
 Reduction of long-term debt                                                           (781)          (4,225)
 Proceeds from new borrowings                                                        17,428               --
 Financing cost of long-term debt                                                      (701)            (955)
 Increase (decrease) in book overdrafts                                               3,063           (7,711)
 Purchase of treasury stock                                                            (122)            (158)
 Proceeds from issuance of common stock, net                                          1,210              307
 Payment of common stock dividends                                                     (352)            (699)
------------------------------------------------------------------------------------------------------------
     Net cash provided by (used in) financing activities                             19,745          (13,441)
------------------------------------------------------------------------------------------------------------
Effect of exchange rate changes on cash and cash equivalents                            864              224
------------------------------------------------------------------------------------------------------------
Decrease in cash and cash equivalents                                               (12,022)            (464)
Cash and cash equivalents, beginning of period                                       25,693           26,855
------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, end of period                                         $   13,671       $   26,391
============================================================================================================